Exhibit 99.1
FINANCIAL STATEMENTS
Metal Management, Inc. Employee Stock Purchase Plan
Financial Statements:

Page

Report of Independent Registered Public Accounting Firm	1

Statements of Financial Condition as of March 31, 2007 and March 31, 2006	2

Statements of Income and Changes in Plan Equity for the year ended March 31, 2007 and from Plan Inception through March 31, 2006	3

Notes to Financial Statements	4-6

Report of Independent Registered Public Accounting Firm
To: The Compensation Committee of the Board of Directors of Metal Management, Inc. and the Participants of the Metal Management, Inc. Employee Stock Purchase Plan
     In our opinion, the accompanying statements of financial condition and the related statements of income and changes in plan equity present fairly, in all material respects, the financial condition of the Metal Management, Inc. Employee Stock Purchase Plan (the “Plan”) at March 31, 2007 and 2006, and the income and changes in plan equity for the year ended March 31, 2007 and for the period from inception to March 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
Pricewaterhouse Coopers LLP.
Chicago, IL.
May 24, 2007

METAL MANAGEMENT, INC.
EMPLOYEE STOCK PURCHASE PLAN
STATEMENTS OF FINANCIAL CONDITION

	March 31, 2007	March 31, 2006

Assets
Receivable from Metal Management, Inc. (Notes 1 and 2)	$147,679	$90,037

Total Assets	$147,679	$90,037

Liabilities and Equity
Obligations to purchase Metal Management, Inc. common stock (Notes 1 and 2)	$147,679	$90,037
Plan equity	0	0

Total Liabilities and Equity	$147,679	$90,037

See accompanying notes to the financial statements

METAL MANAGEMENT, INC.
EMPLOYEE STOCK PURCHASE PLAN
STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY

		Period of
	Year ended	Inception Through
	March 31, 2007	March 31, 2006

Plan equity at beginning of the year	$0	$0

Participant contributions	492,514	172,265

Benefit payments (Notes 1 and 2)	(492,185)	(172,241)

Amounts refunded to Plan participants	(329)	(24)

Plan equity at the end of the year	$0	$0

See accompanying notes to the financial statements

METAL MANAGEMENT, INC.
EMPLOYEE STOCK PURCHASE PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 1—DESCRIPTION OF THE PLAN
In July 2005, the Board of Directors of Metal Management, Inc. (the “Company”) adopted the Metal Management, Inc. Employee Stock Purchase Plan (the “Plan”). The Plan was approved by the Company’s stockholders in September 2005 and became effective on October 1, 2005. The following description of the Plan is provided for general information purposes. Participants in the Plan should refer to the Plan document for more detailed and complete information.
General
Under the Plan, the Company is authorized to sell up to 1,000,000 shares of the Company’s common stock to Plan participants in accordance with the Plan. At March 31, 2007, the participants had purchased 22,680 shares of common stock since the Plan’s inception, leaving 977,320 shares of common stock available for future purchases by Plan participants.
The Plan provides eligible employees of the Company with an opportunity to purchase shares of the Company’s common stock at a 15% discount. Substantially all employees of the Company are eligible to participate except for:
•	an employee who customarily is employed (within the meaning of Code sec. 423(b)(4)(B) of the Internal Revenue Code of 1986 (“Code”)) 20 hours or less per week by the Company;

•	an employee who has not been continuously employed (within the meaning of Code sec. 423(b)(4)(A)) by the Company for at least 90 days;

•	an employee who would own (immediately after the grant of an option under this Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company based on the rules set forth in sec. 423(b)(3) and sec. 424 of the Code; and

•	any highly compensated employee (within the meaning of Code Section 414(q)) whose annual Compensation rate is at least $170,000, or other group of highly compensated employees as designated by the Compensation Committee.
Contributions
Plan participants may elect to make after-tax contributions through payroll deductions equal to whole percentages from 1% to 15% of base pay during the applicable payroll period. Payroll deductions are for three-month periods beginning each January 1, April 1, July 1 and October 1 (“Offering Periods”). No interest accrues or is paid on participant contributions and the Company may use the participant contributions for any corporate purpose. The Company has no obligation to segregate participant contributions from any other funds of the Company. Participant contributions that exceed the Plan provisions or the Code limits are refunded to participants.
Share Purchases
At the end of each Offering Period (June 30, September 30, December 31 and March 31), the Company uses participant contributions, net of refunds, to purchase whole shares of the Company’s common stock for each participant. The purchase price is equal to 85% of the lesser of (1) the closing price of the Company’s common stock on the first trading day of the Offering Period or (2) the closing price of the Company’s common stock on the last trading day of the Offering Period. The number of shares purchased is determined by dividing the purchase price into the accumulated payroll deductions for each Plan participant. No fractional shares are issued. Excess contributions attributable to fractional shares are applied towards the next Offering Period.

Within five business days after the end of an Offering Period, purchased shares are then issued by the Company and transferred to a brokerage account in the name of the participant maintained by the Plan’s custodian.
The difference between the fair market value of the Company’s common stock on the purchase date and the purchase price represents the Company’s noncash contribution to the Plan. These noncash contributions amounted to $86,547 for the year ended March 31, 2007 and $30,188 for the period of Plan Inception through March 31, 2006.
Vesting
Participants are always fully vested in their payroll contributions and purchased shares of the Company’s common stock.
Participant Refunds
At any time, an active employee may cancel participation in the Plan by notifying the Company. Upon notification, the participant’s payroll deductions under the Plan cease as soon as practicable. Ongoing employees’ payroll deductions, up to the point of cancellation, are used to purchase shares on the next purchase date. Employees who are terminating will have their payroll deductions reimbursed in cash as soon as practicable following the termination of employment.
Plan Termination
Even though there is no current intention to do so, the Board of Directors can terminate the Plan at any time. Stock purchase transactions in process at the time of such termination cannot be modified or canceled without the written consent of the participants.
NOTE 2—SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires Plan management to make estimates that affect the reported amounts of Plan assets and liabilities and to disclose any contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in Plan equity during the reporting period. Actual results could differ from those estimates, and the differences could be material.
Benefit Payments
Benefit payments represent the purchases of common stock or common stock to be purchased (see Note 4 — Subsequent Events).
Risks and Uncertainties
The Plan does not hold assets of the individual Plan participants but rather holds as its only asset the accumulated contributions representing payroll deductions due from the Company. As such, the Plan is exposed to concentration of credit risk. The Plan also provides for investment in shares of common stock. Shares of common stock are exposed to equity price risk. Due to the level of risk associated with shares of common stock and the level of uncertainty related to changes in the value of shares of common stock, it is at least reasonably possible that changes in the risks in the near term would materially affect the value of the securities acquired by the participants and will affect the number of shares of common stock that a participant can acquire from his or her accumulated contributions prior to acquisition of the common stock.
Plan Administration
The Plan is administered by the Compensation Committee of the Company’s Board of Directors, which consists of four outside directors.

Plan Expenses
The Company pays for the Plan’s administrative expenses.
NOTE 3—FEDERAL INCOME TAXES
The Plan qualifies as an Employee Stock Purchase Plan under Section 423 of the Code. Issuances of shares under this Plan are not intended to result in taxable income to participants in the Plan based on provisions in Section 423 of the Code.
NOTE 4—SUBSEQUENT EVENTS
For the Offering Period ended March 31, 2007, Plan participants’ accumulated payroll deductions amounted to $147,679 and have been recorded as a contribution receivable by the Plan as of March 31, 2007. Subsequent to March 31, 2007, the aggregate of these accumulated deductions were used to purchase 4,398 whole shares of common stock, which were issued by the Company to the Plan custodian subsequent to March 31, 2007. The shares of common stock purchased subsequent to March 31, 2007 had a closing market value of $203,188 as of the exercise date.